UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:	March 28, 2006
Date of Earliest Event Reported:	March 22, 2006

BOISE CASCADE HOLDINGS, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	333-122770	20-1478587
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2006, the board of directors of Boise Cascade Holdings, L.L.C., upon recommendation of the Compensation Committee, approved the 2006 annual incentive award criteria under the Boise Cascade Incentive and Performance Plan (the “Plan”).  The Plan permits grants of annual incentive awards to our elected officers, including each of our named executive officers.  Annual incentive awards are payments based on the attainment of performance goals specified by the committee.  For 2006, the annual incentive award criteria include safety performance, corporate cash flow, operating segment cash flow, pre-tax return on net working capital, and EBITDA.  The board calculates awards as a percentage of salary based on the extent to which the executive meets the established performance goals.

The committee establishes target payouts for each of our elected officers.  These targets are specified as a percentage of the officer’s base salary.  The targets for our named executive officers range from 55% to 65%, depending on position.  Payouts under the awards can range from zero to 2.25 times the target annual incentive percentage established for the officer, depending on the individual’s ability to meet his or her specific performance goals.  In addition, the committee has full and sole discretion to adjust awards to executive officers, both individually and as a group.  No award to an executive officer may exceed $3,000,000 for a single year.  The company pays all awards in cash.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Plan.  For more information about the Boise Cascade Incentive and Performance Plan, please refer to Exhibit 10.26 of the company’s Form 10-K for the year ended December 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and Corporate Secretary

Date: March 28, 2006